STONEFIELD JOSEPHSON, Inc.
Certified Public Accountants
Business Advisors

October 7, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Imageware Systems, Inc. dated October 1, 2010, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree to disagree with other statements of Imageware Systems, Inc. contained therein.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.